                                  SCHEDULE 14A
                                 (Rule 14a-101)

                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]     Preliminary Proxy Statement
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]     Definitive Proxy Statement
[X]     Definitive Additional Materials
[_]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
                      -----------------------------------
                (Name of Registrant as specified in its charter)

                               ----------------
      (Name of person(s) filing proxy statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
    (2)   Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4)   Proposed maximum aggregate value of transactions:
    (5)   Total fee paid.

--------
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)   Amount Previously Paid:
    (2)   Form, Schedule or Registration Statement No.:
    (3)   Filing Party:
    (4)   Date Filed:

[BIRMINGHAM STEEL CORPORATION]


[LOGO OF BIRMINGHAM STEEL CORPORATION LETTERHEAD]              November 16, 1999

Dear Birmingham Steel Stockholder:

   The dissident United Group, in what we see as an increasingly desperate attempt to gain votes as the December 2 Annual Meeting of Stockholders approaches, has pursued a campaign of misinformation to try to discredit your Company's management and Board of Directors. This is "attack campaigning" at its worst--and none of us should let them get away with it.

   In order to set the record straight, we would like to reintroduce you to Birmingham Steel's strong and experienced senior management team and its exceptionally dedicated and accomplished Board of Directors.

   ROBERT A. GARVEY, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

   Bob Garvey is a nationally recognized steel executive, with more than forty years of industry experience. Before joining Birmingham Steel in 1996, he held various quality-assurance and operating positions in his 22 years at Laclede Steel, including Chief Metallurgist and Melt Shop Superintendent; was President of North Star Steel, a subsidiary of Cargill, Inc., for 12 years; and also served as President of Cargill's worldwide steel operations. While at North Star, he successfully grew its mini-mill business, established and profitably grew its rebar, merchant bar, wire rod, seamless pipe, and SBQ bar businesses, and launched its flat rolled business.

   In fact, when former Birmingham Steel CEO James Todd--now a leader of the dissident United Group--finally recognized that he and his senior management team were not capable of addressing the many problems at Birmingham Steel that arose under Todd's stewardship, Todd actively recruited Bob Garvey to come in and fix the problems. This is precisely what Bob has been doing for the past few years.

   Bob, together with his senior management team, has:

  . Expanded the Company's rebar business: average rebar shipments have increased 11% over 1996 levels;

  . Improved the Company's merchant bar/rebar product mix: shipments of higher-margin merchant bar products have increased to 36% of the total mix today from 26% when Bob arrived;

  . Broadened the Company's customer base: increases in shipments to original equipment manufacturers (OEMs) have improved the profitability of the Company's Seattle and Kankakee facilities; and

  . Increased the Company's operating efficiencies: manhours per ton, a key measure of operating efficiency, have been reduced from 1.22 in the 1994-1996 period (under Todd) to 1.05 in the period since Bob Garvey's arrival.

Today, under Bob's leadership and with our strategic restructuring plan firmly in place, the Company's outlook is strong:

  . At Cartersville, where our successful start-up is almost complete, we have expanded the merchant product offering and are leveraging Cartersville's melt capacity throughout the organization.

  . At Jackson, our higher-margin merchant business continues to expand and volume levels have improved.

  . At Birmingham, we have achieved higher volume, improved inventory turns and our rolling mill is running at full capacity.

  . At Seattle, merchant bar sales continue to grow and we have achieved higher utilization.

  . At Kankakee/Joliet, we have increased volume at the Joliet mill and have improved utilization rates.

   We ask you to compare Bob Garvey's background, experience and record of achievement to that of John Correnti--the United Group's pre-picked CEO. And when the United Group tries to tell you that Correnti is the man for the job, ask them why he was forced out as CEO of Nucor, another steel company, earlier this year.

   BRIAN F. HILL--CHIEF OPERATING OFFICER

   Brian Hill joined Birmingham Steel in June 1999 after serving for 31 years as a senior executive at Cargill, including 15 years of senior-level steel and steel-related experience with both North Star and Cargill. For much of his career, he worked closely with Bob Garvey and the other members of Bob's management team. Bob was successful in quickly recruiting Brian to join Birmingham Steel as soon as Bob's non-compete agreement with Cargill expired.

   One of Brian's first projects at your Company was to conduct an evaluation of the SBQ operations. Following a detailed review, Brian concluded that the SBQ operations could not generate an appropriate financial return under any reasonably foreseeable scenario, and shortly thereafter the Board determined to pursue the strategic restructuring, including the sale of the SBQ business.

   KEVIN E. WALSH--CHIEF FINANCIAL OFFICER

   Kevin Walsh joined Birmingham Steel in July 1998. He was with Johnson & Johnson for 20 years, holding both domestic and international positions. He also has had extensive financial and operational experience with other major multinational corporations. In recent months, Kevin was instrumental in working with the Company's lending institutions in successfully restructuring our debt.

   BIRMINGHAM STEEL'S BOARD OF DIRECTORS

   Your Board of Directors is composed of nine extraordinarily capable business leaders with proven records of performance. Eight of our Board members are independent, unaffiliated directors, and six of the eight have headed major steel or metal-related companies, including ASARCO, Eaton Corporation, LTV/Republic Steel, Precision Grinding, J. H. Roberts Industries and Union Carbide. Our Board also includes the former Chairman and CEO of Texaco, one of the world's leading explorers, producers and marketers of oil and natural gas.

   This is a Board of Directors where every single member is a seasoned business executive, with the background and expertise to guide Birmingham Steel successfully through its strategic restructuring. Highlights of their careers and accomplishments are enclosed as an attachment to this letter.

   In marked contrast, the most notable thing we see about the United Group's slate of nominees is a nearly complete lack of steel industry experience. Here are some important facts about the dissident nominees:

  .  Seven of the nine nominees appear to have no steel industry experience.

  . Three of their nominees--John Correnti, Donna Alvarado and Robert Gerrity--serve together on the Board of Directors of Harnischfeger Industries. Harnischfeger recently filed for bankruptcy and in a current Fortune magazine article is labeled as "the worst stock in the S&P 500."*

  . In June 1999, Correnti was forced to resign as CEO of Nucor, another steel company, after Nucor's Board determined he was not right for the job.

  . James Todd's tenure as Birmingham Steel's CEO was marked by bad decisions, bad execution and bad performance. While Bob Garvey and his senior management team have worked tirelessly to remedy the problems created during the Todd years, Todd and his dissident group have worked tirelessly to shift the blame to Bob Garvey.

--------
* Fortune, November 22, 1999, article by Andy Serwer. Permission to cite this article was neither sought nor obtained.

   The dissident nominees, in our view, clearly lack the qualifications, background and experience to build stockholder value at Birmingham Steel. These shortcomings are evidenced by their misguided platform to continue to spend millions of dollars in the hope that they somehow can "fix" the SBQ business. We urge stockholders to support your Company's strategic restructuring, with its focus on our core businesses and the timely sale of the SBQ operations--a course of action that we believe is essential to preserve and enhance the value of your shares. The future of your investment in Birmingham Steel is far too important to put in the hands of Correnti, who is looking for a new job, and of Todd, who wants to return to a leadership position at your Company no matter what the cost may be to you.

   We urge you to reject the Todd-Correnti dissident group and its nominees by signing, dating and mailing the enclosed WHITE proxy card today. Do not sign any blue proxy card sent to you by the dissident group.

   We thank you for your continued confidence and support.

                                          Very truly yours,

                                          BIRMINGHAM STEEL CORPORATION

                                   IMPORTANT

    VOTE FOR A BOARD OF DIRECTORS THAT IS COMMITTED TO BUILDING THE VALUE OF
                     BIRMINGHAM STEEL FOR ALL STOCKHOLDERS!

 WE STRONGLY URGE YOU TO VOTE FOR THE COMPANY'S BOARD OF DIRECTORS BY SIGNING,
           DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD TODAY!

   If you have any questions or need assistance in voting your shares, please call:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                         Call Toll-Free: (888) 750-5834
                 Banks and Brokers call collect (212) 750-5833


                            SUPPLEMENTAL INFORMATION

   The Company has recently become aware of a discrepancy in the number of shares reported to be outstanding as of October 7, 1999, the consent record date, and October 19, 1999, the annual meeting record date. The correct number of shares outstanding as of both record dates was 29,730,351.

                  THE BOARD OF DIRECTORS OF BIRMINGHAM STEEL:

               A RECORD OF RELEVANT EXPERIENCE AND ACCOMPLISHMENT

   The Board of Directors of Birmingham Steel is composed of nine individuals-- eight independent directors plus Chairman/CEO Bob Garvey--all of whom are committed to a single, over-riding objective: building the value of Birmingham Steel for you. The following are brief profiles of the careers and accomplishments of the Birmingham Steel directors serving the Company on your behalf:

   William J. Cabaniss, Jr. is Chairman and CEO of Precision Grinding, Inc, which he co-founded in 1971 and built into one of the largest steel plate grinding and machining companies in the Southeast. Mr. Cabaniss served in the Alabama State Legislature for 12 years and is a former candidate for the United States Senate. In addition to Birmingham Steel, he has served on the boards of The Southern Company and of AmSouth Bank, N.A., and is currently a director of Protective Life Corporation. He also currently serves as Chairman of the Metropolitan Development Board, which leads the economic development effort for the City of Birmingham and the surrounding five-county area.

   C. Stephen Clegg is Chairman and CEO of Diamond Home Services, a contractor of installed home improvement products, and of Midwest Spring Manufacturing Company, a manufacturer of specialty springs, wireforms and metal stamping products. He is also a director of RVM Industries, Inc.

   Alfred C. DeCrane, Jr. served as Chairman of Texaco Inc., an explorer, producer and marketer of oil and natural gas, from 1987 to 1996 and as CEO from 1993 to 1996. Between 1987 and 1996, Texaco's stock price appreciated more than 270%, and the company's market capitalization increased from $8.7 billion to $25.9 billion.

   E. Mandell de Windt, who was your Company's Chairman from 1985 to 1991 and has chaired the Board's Executive Committee since 1991, served as Chairman and Chief Executive Officer of Eaton Corporation, a diversified manufacturing concern, from 1969 to 1986. During his seventeen-year tenure at Eaton, Mr. de Windt grew Eaton from a Midwestern company with sales of less than $1 billion to an international company with sales of nearly $4 billion. While Eaton was primarily a vehicle component supplier, Mr. de Windt led the company into the electrical equipment business, broadening and strengthening Eaton's profitability. He has been a director of 15 major corporations and the Federal Reserve Bank of Cleveland.

   E. Bradley Jones served as Chairman and CEO of LTV Steel Company from June 1984 to December 1984, and as Chairman and CEO of Republic Steel Corporation (which merged with The LTV Corporation in 1984) from 1982 to 1984.

   Robert D. Kennedy served as Chairman and Chief Executive Officer of Union Carbide Corporation, one of the world's largest manufacturers of chemicals and plastics, from 1986 to 1995. During that nine-year period, Union Carbide's market capitalization increased from $1.5 billion to $8 billion and the company led the Dow Jones Industrials for shareholder returns for three years running, 1993-94-95. Mr. Kennedy served as Chairman of the Chemical Manufacturers Association and is a winner of the International Palladium and Society of Chemical Industry medals for his leadership within the chemical industry. He is a director of six other companies.

   Richard de J. Osborne was Chairman and Chief Executive Officer of ASARCO Incorporated, a leading producer of nonferrous metals, from 1995 to 1998. Under his leadership, ASARCO was successfully restructured from a domestic custom smelting and refining company into one of the world's leading integrated copper mining companies. Mr. Osborne also serves on the boards of directors of The BFGoodrich Company, NACCO Industries, Inc., and Schering-Plough Corporation.

   John H. Roberts founded and headed J. H. Roberts Industries, a leading manufacturer and distributor of carbon steel tubing and chrome-plated steel bars, from 1982 until 1998. As Chairman, President and CEO, Mr. Roberts achieved a four-fold increase in sales through internal growth and five strategic acquisitions. He continues to serve on the J. H. Roberts Board and is also a director of Atlas Electric Devices Company and Nelsen Steel Company. Mr. Roberts is a past member of the American Iron and Steel Institute and has also served on various executive committees of the Equipment Manufacturing Institute and the Steel Service Center Institute, among other professional associations.